                                                                    EXHIBIT 12.1

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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
                                                FISCAL YEAR ENDED
                                   -------------------------------------------
                                   DEC. 31, DEC. 30, DEC. 31, JAN. 1,  JAN. 2,
                                     1996     1995     1994     1994    1993
                                   -------- -------- -------- -------- -------
Income before income taxes........ $519,474 $450,821 $355,384 $179,656 $43,075
Add-back fixed charges:
  Interest expense................   11,967   12,857   15,311    6,043   4,865
  Amortization of debt costs......    1,080    1,126    1,109      243     134
                                   -------- -------- -------- -------- -------
Earnings before fixed charges.....  532,521  464,804  371,804  185,942  48,074
                                   ======== ======== ======== ======== =======
Fixed charges:
  Interest expense................   11,967   12,857   15,311    6,043   4,865
  Amortization of debt costs......    1,080    1,126    1,109      243     134
                                   -------- -------- -------- -------- -------
Total fixed charges...............   13,047   13,983   16,420    6,286   4,999
                                   ======== ======== ======== ======== =======
Ratio of Earnings to Fixed
 Charges..........................    40.8x    33.2x    22.6x    29.6x    9.6x
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